Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2014 and Provides Full Year 2015 Guidance

CONCORD, NC (March 4, 2015) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2014 total revenues of $84.1 million and adjusted non-GAAP income from continuing operations of $1.8 million or $0.04 per diluted share. Full year 2014 total revenues were $484.3 million and adjusted non-GAAP income from continuing operations was $41.6 million or $1.00 per diluted share. Non-GAAP items are further described and reconciled with comparable GAAP amounts below. These results were within management’s expectations, and SMI provided full year 2015 guidance for income from continuing operations of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and high food and health-care costs. Also, many parts of the East Coast of the United States experienced a particularly harsh or longer-lasting winter in 2014. Management believes admissions and certain event related revenues and expenses were negatively impacted by poor weather surrounding certain NASCAR racing events held at Bristol and Texas Motor Speedways in the first and second quarters 2014.

Certain race schedule changes in 2014 as compared to 2013 are presented below in the Selected Financial Data.

Fourth Quarter Comparison

●	Total revenues were $84.1 million in 2014 compared to $82.2 million in 2013
●	After tax accelerated depreciation on retired assets of $14.6 million or $0.35 per diluted share in 2014
●	Non-recurring income tax benefit from Motorsports Authentics valuation allowance reversal of $49.3 million or $1.19 per diluted share in 2013 (equity investee abandonment)
●	Loss from continuing operations was $12.7 million or $0.31 per diluted share in 2014 compared to income from continuing operations of $50.5 million or $1.22 per diluted share in 2013
●	Loss from discontinued operation was $200,000 or $0.00 per diluted share in 2014 compared to $116,000 or $0.00 per diluted share in 2013
●	Net loss was $12.9 million or $0.31 per diluted share in 2014 compared to net income of $50.4 million or $1.22 per diluted share in 2013
●	Non-GAAP income from continuing operations was $1.8 million or $0.04 per diluted share in 2014 compared to $1.2 million or $0.03 per diluted share in 2013

Full Year Comparison

●	Total revenues were $484.3 million in 2014 compared to $480.6 million in 2013
●	Sizable reduction in 2014 interest expense from ongoing debt repayment and 2013 debt refinancing transactions
●	In 2014 (after tax items):
o	Accelerated depreciation on retired assets of $15.3 million or $0.37 per diluted share
o	Gains from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets, of $1.0 million or $0.03 per diluted share
o	Decrease in accrued interest and penalties on estimated income taxes of $397,000 or $0.01 per diluted share
●	In 2013 (after tax items):
o	Goodwill impairment charge of $86.7 million or $2.09 per diluted share
o	Loss on early debt redemption and refinancing of $11.6 million or $0.28 per diluted share
o	Non-recurring income tax benefit from Motorsports Authentics valuation allowance reversal of $49.3 million or $1.19 per diluted share in 2013 (equity investee abandonment)
o	Non-recurring benefits from state income tax restructuring and tax law changes of $5.5 million or $0.13 per diluted share
●	Income from continuing operations was $25.4 million or $0.61 per diluted share in 2014 compared to a loss from continuing operations of $6.2 million or $0.15 per diluted share in 2013

●

Income from discontinued operation was $5.7 million or $0.14 per diluted share (excluding associated income taxes on recovery settlement of $2.3 million) in 2014 compared to a loss from discontinued operation of $246,000 or $0.01 per diluted share in 2013

●	Net income was $31.1 million or $0.75 per diluted share in 2014 compared to a net loss of $6.5 million or $0.16 per diluted share in 2013
●	Non-GAAP net income was $41.6 million or $1.00 per diluted share in 2014 compared to $37.2 million or $0.90 per diluted share in 2013

Non-GAAP Financial Information and Reconciliation

Income and diluted earnings per share from continuing operations as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. Non-GAAP income and diluted earnings per share from continuing operations are derived by adjusting GAAP basis amounts as presented below. The following schedule reconciles those non-GAAP financial measures to their most directly comparable GAAP information, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results separate from the non-recurring and other non-GAAP items described below.

The Company’s fourth quarter and full year 2014 results reflect after tax accelerated depreciation on removal of certain seating and suites at Atlanta, Charlotte and New Hampshire Motor Speedways related to managing facility capacity. The Company plans to use the areas for premium hospitality, advertising and other facility revenue generating uses, and removal is anticipated to reduce depreciation and certain other operating costs. Management believes this helps improve demand and pricing power, and provides increased marketing appeal from fuller grandstands frequently displayed during television broadcasts and viewable by large numbers of attending fans.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, or income or loss or diluted earnings or loss per share from continuing operations, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Full Year Ended
	December 31:		December 31:
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$(12,947)	$50,427	$31,114	$(6,458)
(Income) loss from discontinued operation, net of associated income taxes on recovery settlement	200	116	(3,405)	246
Accelerated depreciation on retired assets	14,558	--	15,270	--
Gains from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets	--	--	(1,000)	--
Impairment of goodwill	--	--	--	86,696
Loss on early debt redemption and refinancing	--	--	--	11,619
Non-recurring tax benefit of equity investee abandonment	--	(49,339)	--	(49,339)
Decrease in accrued interest and penalties on estimated income tax liabilities (2014), and non-recurring benefits of state income tax restructuring and tax law changes (2013)	--	--	(397)	(5,547)
Non-GAAP consolidated net income from continuing operations	$1,811	$1,204	$41,582	$37,217

Consolidated diluted earnings (loss) per share using GAAP	$(0.31)	$1.22	$0.75	$(0.16)
Discontinued operation, net of associated income taxes on recovery settlement	0.00	0.00	(0.08)	0.01
Accelerated depreciation on retired assets	0.35	--	0.37	--
Gains from involuntary property conversion, and insurance recovery net of accelerated depreciation on damaged assets	--	--	(0.03)	--
Impairment of goodwill	--	--	--	2.09
Loss on early debt redemption and refinancing	--	--	--	0.28
Non-recurring tax benefit of equity investee abandonment	--	(1.19)	--	(1.19)
Decrease in accrued interest and penalties on estimated income tax liabilities (2014), and non-recurring benefits of state income tax restructuring and tax law changes (2013)	--	--	(0.01)	(0.13)
Non-GAAP consolidated diluted earnings per share from continuing operations	$0.04	$0.03	$1.00	$0.90

Significant Fourth Quarter 2014 Racing Events

●	Charlotte Motor Speedway - NASCAR Bank of America 500 Sprint Cup and Drive for the Cure 300 Presented by Blue Cross Blue Shield of North Carolina Xfinity (formerly Nationwide) Series racing events
●	The Strip at Las Vegas Motor Speedway – NHRA Toyota Nationals racing event
●	Texas Motor Speedway - NASCAR AAA Texas 500 Sprint Cup, O’Reilly Auto Parts Challenge Xfinity, and WinStar World Casino & Resort 350 Camping World Truck Series racing events
●	Las Vegas Motor Speedway – Red Bull Air Race World Championship event

2015 Earnings Guidance

The Company estimates 2015 total revenues of $450-500 million, after tax income from continuing operations of $37-45 million, depreciation and interest expense of $73-80 million, and diluted earnings per share from continuing operations of $0.90-1.10, excluding non-recurring items and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results. The Company’s estimated total capital expenditures in 2015 are approximately $20-30 million.

As previously announced, the Company issued new Senior Notes due 2023 in January 2015 and plans to redeem all outstanding Senior Notes due 2019 in March 2015. The Company anticipates reflecting sizable non-recurring charges for early redemption premium, unamortized net deferred loan costs and transaction costs, net of issuance premium associated with the former debt arrangement. The foregoing guidance excludes such charges.

Dividends and Stock Repurchase Program

During the full year 2014, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $24.9 million. On February 11, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on March 13, 2015 to shareholders of record as of March 2, 2015. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2014, the Company repurchased 172,000 shares of common stock for approximately $3.2 million under its stock repurchase program. As of December 31, 2014, the Company has repurchased 4,054,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 946,000.

Comments

“Our 2014 year just ended and 2015 is starting on a strong optimistic note,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “Our full year 2014 non-GAAP earnings were up almost 12% over the prior year. Many of our 2014 revenues reflect stabilizing or improving trends on a year-over-year comparable basis, with strong profitability from certain non-motorsports events and activities. We believe individual fan and corporate spending trends, including interest in our promotional activities and facilities, continue to improve going into 2015. The economy appears to be improving with lower unemployment and gas prices. However, our core fans have been particularly hard hit and certain markets are recovering slower than expected, with underemployment remaining a substantial ‘headwind’. Our business model is solid with substantial multi-year NASCAR broadcasting rights agreements through 2024, most of our NASCAR event sponsorships for 2015 and many for beyond 2015 are already sold, and we have numerous other long-term contracted revenue streams such as leasing, track rentals and driving school activities. Not all companies and industries can say that.

“Our debt restructuring and reduction by almost $230 million over the last four years has substantially strengthened SMI’s future. SMI’s modern facilities from substantial past investments allows us to maintain constrained capital spending, while focusing on fan generating and customer service initiatives. SMI is more focused than ever on targeting the younger generation, families and first-time fans, and remains steadfastly committed to delivering our fans entertainment experience and value second to none in motorsports. Our ongoing commitment is demonstrated by SMI installing two of the world’s largest high-definition video boards at Charlotte and Texas Motor Speedways, distributed antenna systems for high-speed wireless performance and connectivity options, and the latest in digital and mobile phone applications, including real-time fan “intelligence” promotions and entertainment choices for our fans. Similar to other major sports and venues, we are proactively managing facility capacity for pricing power and marketing appeal in certain markets. We are maintaining many lower ticket prices, and offering new programs to honor and reward the patronage of our long-time, fiercely loyal fans. We strongly believe the combined forces of SMI, the renewed excitement and fan appeal of NASCAR’s ongoing improvements to on-track racing competition, and the intensifying media coverage by NBC Sports Group and FOX Sports Media Group media powerhouses, provide SMI and our sport with outstanding prospects for renewed growth and profitability.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “We believe SMI’s future is brighter than it has been for quite some time. SMI’s financial position continues to strengthen. NASCAR’s improvements to our sport over the last few years are significant, and are showing positive benefits in renewed racing excitement, fan appeal and expanding media coverage. The media landscape is evolving, driven in part by the new FOX Sports Media Group and NBC Sports Group broadcasting contracts and NASCAR’s innovative marketing programs to capture the next generation of race fans. The new ten-year television broadcasting agreements though 2024 contain an annual average revenue increase of approximately 46%, reflecting the high quality of our sport’s entertainment content and long-term marketing appeal. We believe the many sizable and untapped demographics in motorsports, and the marketing initiatives of SMI, NASCAR and the media powerhouses, provide us and our NASCAR industry many long-term growth opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 91967177. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) March 4th through 11:59 PM (ET) March 18th. The reference number is 91967177. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Twelve Months Ended December 31, 2014 and 2013

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Revenues:
Admissions	$17,552	$17,164	$100,798	$106,050
Event related revenue	30,691	30,750	146,849	145,749
NASCAR broadcasting revenue	28,555	27,422	207,369	199,014
Other operating revenue	7,255	6,828	29,293	29,836
Total Revenues	84,053	82,164	484,309	480,649
Expenses and Other:
Direct expense of events	18,798	16,390	102,196	99,500
NASCAR event management fees	19,678	19,327	128,254	125,003
Other direct operating expense	4,507	4,293	18,513	18,640
General and administrative	22,697	21,722	96,762	91,676
Depreciation and amortization	35,975	13,249	78,426	54,725
Interest expense, net	4,952	5,770	21,237	31,871
Impairment of goodwill	-	-	-	89,037
Loss on early debt redemption and refinancing	-	-	-	18,467
Other (income) expense, net	182	87	(2,305)	293
Total Expenses and Other	106,789	80,838	443,083	529,212
Income (Loss) from Continuing Operations Before Income Taxes	(22,736)	1,326	41,226	(48,563)
Income Tax Provision	9,989	49,217	(15,822)	42,351
Income (Loss) from Continuing Operations	(12,747)	50,543	25,404	(6,212)
Income (Loss) from Discontinued Operation	(200)	(116)	5,710	(246)
Net Income (Loss)	$(12,947)	$50,427	$31,114	$(6,458)

Basic Earnings (Loss) Per Share:
Continuing Operations	$(0.31)	$1.22	$0.61	$(0.15)
Discontinued Operation	(0.00)	(0.00)	0.14	(0.01)
Net Income (Loss)	$(0.31)	$1.22	$0.75	$(0.16)
Weighted average shares outstanding	41,322	41,375	41,377	41,405

Diluted Earnings (Loss) Per Share:
Continuing Operations	$(0.31)	$1.22	$0.61	$(0.15)
Discontinued Operation	(0.00)	(0.00)	0.14	(0.01)
Net Income (Loss)	$(0.31)	$1.22	$0.75	$(0.16)
Weighted average shares outstanding	41,352	41,401	41,400	41,423

Note: Individual quarterly per share amounts may not be additive due to rounding.

Major NASCAR-sanctioned Events Held During Period	4	4	24	24

Certain Race Schedule Changes:

• Las Vegas and Texas Motor Speedways each held one Red Bull Air Race World Championship event in the third and fourth quarters 2014, respectively, that were not held in 2013

• New Hampshire Motor Speedway held one NASCAR Camping World Truck Series racing event in the third quarter 2014 that was not held in 2013

• Poor weather resulted in delays, postponing or rescheduling NASCAR Sprint Cup races held at Bristol and Texas Motor Speedways in the first and second quarters 2014

BALANCE SHEET DATA	12/31/2014	12/31/2013

Cash and cash equivalents	$110,046	$97,343
Total current assets	189,224	202,208
Property and equipment, net	1,052,153	1,105,177
Goodwill and other intangible assets, net	444,621	444,635
Total assets	1,718,267	1,786,260

Deferred race event and other income, net	55,209	57,888
Total current liabilities	105,631	110,954
Credit facility borrowings (all term loan)	150,000	210,000
Total long-term debt	404,817	466,989
Total liabilities	887,122	960,270
Total stockholders' equity	831,145	825,990